EXHIBIT 4.6

FORM OF PERFORMANCE-BASED

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE BRIGHTCOVE INC.

2022 INDUCEMENT PLAN

Name of Grantee:	[_]

No. of Restricted Stock Units:	[_]

Grant Date:	[_]

Performance Period:	[_]

Expiration Date:	[_]

Pursuant to the Brightcove Inc. 2022 Inducement Plan (the “Plan”), Brightcove Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.001 per share (the “Stock”), of the Company. This Award has been granted as an inducement pursuant to Rule 5635(c)(4) of the Marketplace Rules of the NASDAQ Stock Market, Inc. and is being made to the grantee as an inducement material to the grantee’s entering into employment with the Company.

1. Restrictions on Transfer of Award. Except as provided in Section 12(b) of the Plan or by will or pursuant to the laws of descent and distribution or pursuant to a domestic relations order, this Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2. Vesting of Restricted Stock Units. This Award is subject to both performance-based vesting (the “Performance Vesting”) and a time-based condition (the “Time Condition”), as described in Paragraph 2(a) and Paragraph 2(b) below, both of which must be satisfied before the Expiration Date before the Restricted Stock Units will be deemed vested and may be settled in accordance with Paragraph 4 of this Agreement.

(a) Performance Vesting. Subject to Paragraph 2(c) below, the percentage of the Restricted Stock Units set forth below shall satisfy the Performance Vesting on the date that the trailing 20-trading day volume weighted average price of the Stock equals or exceeds the applicable stock price hurdle set forth in the table below during the Performance Period, provided that the Grantee remains an employee of the Company or a Subsidiary through such date. The Board or the Administrator shall make determinations regarding whether the Performance Vesting has occurred no less frequently than quarterly during the Performance Period and within 60 days following the end of the Performance Period. To the extent any Restricted Stock Units have not satisfied the Performance Vesting on or prior to the last day of the Performance Period, such Restricted Stock Units shall expire and be of no further force or effect on the Expiration Date. In no event may more than 100% of the Restricted Stock Units be deemed to have satisfied the Performance Vesting.

Stock Price Hurdle	Percentage of Restricted Stock Units
$[_]	[_]%

(b) Time Condition. Subject to Paragraph 2(c) and Paragraph 3 below, for Restricted Stock Units that have satisfied the Performance Vesting, 50% of such Restricted Stock Units shall immediately satisfy the Time Condition, and the remaining 50% of such Restricted Stock Units shall satisfy the Time Condition upon the earlier of (i) the one-year anniversary of the date that the applicable Performance Vesting condition is satisfied and (ii) [_] (and, for the avoidance of doubt, any Restricted Stock Units that satisfy the Performance Vesting on or after such date shall satisfy the Time Condition on the date the Performance Vesting is satisfied and shall be immediately vested), provided, in each case, that the Grantee remains an employee of the Company or a Subsidiary through such date. For the avoidance of doubt, any Restricted Stock Units for which the Performance Vesting condition has been satisfied shall be subject to accelerated vesting as provided in Section 5(b)(iii) or Section 6(a)(iii) (as applicable) of the Grantee’s Employment Agreement with the Company dated [_] 2022 (the “Grantee’s Employment Agreement”). In addition, any Restricted Stock Units for which the Performance Vesting condition been satisfied shall immediately vest in full upon the Grantee’s death or Disability (as defined in the Grantee’s Employment Agreement).

(c) Sale Event. In the case of a Sale Event during the Performance Period, any then unvested portion of this Award shall be treated as provided in Section 3(c) of the Plan; provided, however, that (i) satisfaction of the Performance Vesting shall be determined as of immediately prior to the Sale Event based on the Sale Price (i.e., whether any stock price hurdle has been satisfied shall be determined based on the Sale Price rather than on the trailing 20-trading day volume weighted average price of the Stock) and (ii) unless otherwise determined by the Administrator, any Restricted Stock Units that have not satisfied the Performance Vesting as of the Sale Event (as determined after giving effect to clause (i) above) shall expire and be of no further force or effect. Straight line linear interpolation in whole dollar increments shall be applied to determine the percentage of the Restricted Stock Units that are deemed to satisfy the Performance Vesting where the Sale Price is between the stock price hurdles set forth in Paragraph 1(a). In no event may more than 100% of the Restricted Stock Units be deemed to satisfy the Performance Vesting upon a Sale Event. If this Award is not assumed, substituted or continued by the Company or its successor entity in such Sale Event, the Time Condition shall be deemed to be fully achieved immediately prior to the effective time of the Sale Event, provided that the Grantee remains an employee of the Company or a Subsidiary through the date of the Sale Event. If this Award is assumed, substituted or continued by the Company or its successor entity in a Sale Event, the Time Condition for any Restricted Stock Units that are deemed to satisfy the Performance Vesting upon a Sale Event pursuant to this Paragraph 1(c) shall be satisfied upon (i) the one-year anniversary of the Sale Event, provided that the Grantee remains an employee of the Company or its successor entity (or any subsidiary or affiliate of the Company or its successor entity) at such at such time, or (ii) the termination of the Grantee’s employment with the Company or its successor entity (or any subsidiary or affiliate of the Company or its successor entity) if such termination is on account of the Grantee’s death or Disability. For the avoidance of doubt, if this Award is assumed, substituted or continued by the Company or its successor entity in a Sale Event, the Time Condition for any Restricted Stock Units that are deemed to satisfy the Performance Vesting upon a Sale Event pursuant to this Paragraph 1(c) shall be subject to accelerated vesting as provided in Section 6(a)(iii) of the Grantee’s Employment Agreement.

(d) Vesting Date. Each date as of which both the Performance Vesting and the Time Condition described in Paragraphs 2(a) and (b) have been satisfied with respect to any Restricted Stock Units shall be referred to as a “Vesting Date.” No Vesting Date shall occur after the last day of the Performance Period. To the extent the Restricted Stock Units have not satisfied the Performance Vesting prior to the Expiration Date, such Restricted Stock Units shall expire and be of no further force or effect on the Expiration Date.

3. Termination of Employment. Except as otherwise provided in Section 2(b) or Section 2(c), if the Grantee’s employment with the Company and its Subsidiaries terminates for any reason prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units; provided, however, that any Restricted Stock Units for which the Performance Vesting has been satisfied as of such date shall immediately vest if such termination is on account of the Grantee’s death or Disability (as defined in the Grantee’s Employment Agreement).

4. Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Unless otherwise determined by the Administrator, the Company’s required tax withholding obligation shall be satisfied by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

7. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s employment with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Grantee’s employment with the Company or a Subsidiary at any time.

9. Integration. This Agreement and the Employment Agreement between the Company and the Grantee constitute the entire agreement between the parties with respect to this Award and supersede all prior agreements and discussions between the parties concerning such subject matter.

10. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the Grantee. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.